Exhibit 99.1

Investor Contact: Scott W. Dudley Jr. 314-342-0878 Scott.Dudley@SpireEnergy.com Media Contact: Jessica B. Willingham 314-342-3300 Jessica.Willingham@SpireEnergy.com

For Immediate Release

Spire Reports FY23 Third Quarter Results

ST. LOUIS (Aug. 2, 2023) - Spire Inc. (NYSE: SR) today reported results for its fiscal 2023 third quarter ended June 30, including:

•	Net loss of $21.6 million, or ($0.48) per diluted share, compared to a net loss of $1.4 million, or ($0.10) per share, in the prior year
•	On a net economic earnings* basis, a loss of $18.6 million, or ($0.42) per share, down from earnings of $4.1 million, or $0.01 per share, a year ago
•	Fiscal 2023 net economic earnings guidance range lowered to $4.15–$4.25 per share

“Our results for the quarter reflect the impact of higher costs, timing of regulatory adjustments and mild weather. In addition, we experienced less favorable market conditions that impacted our marketing and midstream businesses,” said Suzanne Sitherwood, president and chief executive officer of Spire. “I am proud of the hard work by our dedicated employees who continue their strong focus on serving customers well and overall delivering solid operating performance. Together, we will continue to drive long-term value by investing in growth and innovation as natural gas continues to play a key role in a sustainable energy future.”

Third Quarter Results	Three Months Ended June 30,
	(Millions)		(Per Diluted Common Share)
	2023	2022	2023	2022
Net Economic (Loss) Earnings* by Segment
Gas Utility	$(12.3)	$4.2
Gas Marketing	(2.5)	0.4
Midstream	3.6	4.3
Other	(7.4)	(4.8)
Total	$(18.6)	$4.1	$(0.42)	$0.01
Fair value and timing adjustments, pre-tax	(3.4)	(7.3)	(0.06)	(0.14)
Acquisition activities, pre-tax	(0.5)	—	(0.01)	—
Income tax adjustments	0.9	1.8	0.01	0.03
Net Loss	$(21.6)	$(1.4)	$(0.48)	$(0.10)
Weighted Average Diluted Shares Outstanding	52.5	52.2

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

We reported a consolidated net loss of $21.6 million, 0r ($0.48) per diluted share, compared to a prior-year net loss of $1.4 million, or ($0.10) per share. Net economic earnings (NEE) were a loss of $18.6 million, or ($0.42) per share, compared to earnings of $4.1 million, or $0.01 per share, last year, reflecting lower results across our businesses as discussed below.

Gas Utility

The Gas Utility segment includes the regulated distribution operations of our five gas utilities across Alabama, Mississippi and Missouri. Gas Utility reported a seasonal loss on an NEE basis of $12.3 million, compared to earnings of $4.2 million in the prior year. The lower results reflect the timing of prior-year regulatory adjustments, lower usage and higher costs.

Contribution margin decreased $2.5 million from the prior year. Spire Missouri’s margin was $4.1 million higher as new rates were only partially offset by lower usage. Spire Alabama margins were below last year by $4.9 million, reflecting ineffective weather mitigation and the timing of prior-year regulatory adjustments under Cost Control Measure. Spire Gulf margins trailed last year by $1.7 million on lower residential usage. Across our gas utilities, weather during the quarter was 18% warmer than normal and 22% warmer than the prior year, which impacted usage, especially in the early spring.

Operation and maintenance (O&M) expenses of $111.7 million were $16.7 million higher than a year ago, or $8.4 million higher after removing a $8.3 million non-service cost transfer to other income (no earnings impact). The net O&M increase was largely attributable to $6 million of Spire Missouri overhead costs that are being expensed in 2023 but were deferred last year. The remainder of the increase was due to slightly higher operations and customer service expenses, partially offset by lower employee-related expenses.

Depreciation and amortization expense increased $3.6 million from last year, reflecting increased capital investment in our gas utilities. Taxes other than income taxes increased $2.9 million due to higher gross receipts taxes, which are passed through to customers.

Gas Utility interest expenses, net of carrying cost credits at Spire Missouri, were $31.1 million compared to $20.1 million in the prior year due to sustained higher average borrowing levels at higher interest rates in support of capital expenditures and other working capital items that remain to be collected from customers.

Gas Marketing

The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing services throughout the United States. NEE, which excludes mark-to-market and other fair value adjustments, was a loss of $2.5 million, compared to earnings of $0.4 million in the prior year. The lower earnings were driven by less favorable conditions and higher demand charges and storage costs.

Midstream

NEE of $3.6 million for the Midstream segment, which includes Spire STL Pipeline and Spire Storage West, declined $0.7 million from the prior year due to the timing of short-term storage optimization activities.

Other

Corporate costs, on an NEE basis, totaled $7.4 million, up from $4.8 million a year ago, reflecting higher interest expense and corporate costs.

Year-to-Date Results	Nine Months Ended June 30,
	(Millions)		(Per Diluted Common Share)
	2023	2022	2023	2022
Net Economic Earnings (Loss)* by Segment
Gas Utility	$234.5	$240.6
Gas Marketing	45.0	15.3
Midstream	11.6	9.8
Other	(25.4)	(18.0)
Total	$265.7	$247.7	$4.83	$4.54
Fair value and timing adjustments, pre-tax	(22.2)	(20.9)	(0.42)	(0.40)
Acquisition activities, pre-tax	(0.5)	—	(0.01)	—
Income tax adjustments	5.6	1.1	0.11	0.02
Net Income	$248.6	$227.9	$4.51	$4.16
Weighted Average Diluted Shares Outstanding	52.6	52.0

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For the first nine months of fiscal 2023, we reported consolidated net income of $248.6 million ($4.51 per diluted share) compared to $227.9 million ($4.16 per share) from the prior year. NEE for the nine months ended June 30, 2023, was $265.7 million ($4.83 per share), up from $247.7 million ($4.54 per share) a year ago. The increases reflect the strong results from Spire Marketing in the first half of the fiscal year. More detail about our businesses is discussed below.

Gas Utility

For the first nine months of fiscal 2023, the Gas Utility segment reported NEE of $234.5 million, down from $240.6 million a year ago, reflecting a higher contribution margin that was more than offset by higher O&M, depreciation and amortization, and interest costs.

Year-to-date Gas Utility contribution margin increased by $68.6 million, reflecting improved margins from rate resets, partially offset by lower usage and the timing of regulatory adjustments in Alabama and higher costs. Weather for the nine months was 15% warmer than normal and 7% warmer than the prior year, and while weather mitigation largely worked as designed in Missouri, it did not fully mitigate lower usage in Alabama.

O&M expenses of $350.9 million increased by $44.4 million compared to the prior-year period, or $35.5 million after removing an $8.9 million non-service cost transfer to other income (no earnings impact). The increase in O&M also reflects approximately $18 million in overhead costs expensed in fiscal 2023 versus deferral last year. Excluding those items, O&M expenses increased by $17.5 million, as a $14.4 million increase in non-payroll operations costs and $4.8 million in higher bad debt expense were partially offset by lower employee-related costs.

Depreciation and amortization rose by $12.4 million reflecting capital investment across our utilities. Taxes other than income taxes increased by $25.9 million reflecting primarily higher gross receipts taxes.

Gas Utility interest expense, net of carrying cost credits at Spire Missouri, were $90.0 million, up from $58.9 million in the prior year, due to much higher interest rates on slightly higher borrowing levels associated with capital expenditures and other working capital items.

Gas Marketing

NEE was $45.0 million in the first nine months of fiscal 2023, up from $15.3 million in the prior-year period. The significant increase in year-over-year performance was driven by favorable market conditions in the first half of this fiscal year that allowed us to optimize storage and transportation positions. First half favorability was partially offset by less favorable conditions in the third quarter, including higher demand charges and storage costs.

Midstream

NEE for the Midstream segment totaled $11.6 million, an increase of $1.8 million over the prior year, reflecting optimization of withdrawal commitments at Spire Storage.

Other

Corporate costs on an NEE basis were $25.4 million, compared to $18.0 million in the prior-year period, reflecting higher interest costs and corporate expenses.

Balance Sheets and Cash Flow

For the third quarter of fiscal 2023, short-term borrowings outstanding at June 30, 2023, were $557.6 million, down from $1,037.5 million at the end of fiscal 2022 and $709.2 million a year ago. In the third quarter of fiscal 2023, we executed forward sales agreements for approximately 2.09 million shares, including a block of 1.74 million shares that must be settled on or before December 28, 2023. We also have a forward sale agreement for approximately 229,000 shares that must settle by the end of September 2023.

Net cash provided by operating activities was $404.1 million for the nine months ended June 30, 2023, up from $204.6 million for the comparable period a year ago. The increase reflects higher net income in the current year and recovery of deferred gas costs.

Capital expenditures for the first nine months of fiscal 2023 were $483.3 million, up from $402.5 million last year, reflecting the planned higher investment for both our Gas Utility and Midstream segments, including expansion of Spire Storage West.

For additional details on Spire’s results for the third quarter and first nine months of fiscal 2023, please see the accompanying unaudited Condensed Consolidated Statements of Income, Balance Sheets, and Statements of Cash Flows.

Regulatory Update

Missouri

On June 20, 2023, Spire Missouri filed with the Missouri Public Service Commission (MoPSC) a request for $14.2 million in additional Infrastructure System Replacement Surcharge (ISRS) revenues, reflecting infrastructure upgrade investment for the period March – August 2023. A decision on this filing is required by December 17, 2023. As previously reported, the MoPSC approved an incremental annual ISRS revenue increase of $7.7 million, effective May 6, 2023.

Guidance and Outlook

We remain confident in our long-term ability to grow NEE per share 5–7% given our growth strategy and planned capital investment in infrastructure upgrades, new business and innovation. We are adjusting our expectations for our gas utilities due to lower margins since most of our recoveries occur during the winter and early spring. While we will continue to exercise cost controls to offset a portion of this shortfall, we are reducing our fiscal 2023 NEE per share guidance range to $4.15–$4.25 and lowering the NEE range for the Gas Utility segment by $5 million.

NEE by segment

($ Millions)	FY23 target
Gas Utility	$205 - $215
Gas Marketing	43 - 48
Midstream	10 - 12
Corporate & Other	(25) - (30)

Our targeted capital investment for the 10-year period through fiscal 2032 remains $7 billion, which is anticipated to drive 7–8% utility rate base growth. Expected capital expenditures for fiscal 2023 remain $700 million.

Dividends

The Spire board of directors has declared a quarterly common stock dividend of $0.72 per share, payable October 3, 2023, to shareholders of record on September 11, 2023. We have continuously paid a cash common stock dividend since 1946, with 2023 marking the 20th consecutive year of increasing dividends on an annualized basis.

The board also declared the regular quarterly dividend of $0.36875 per depositary share on Spire’s 5.90% Series A Cumulative Redeemable Preferred Stock payable November 15, 2023, to holders of record on October 25, 2023.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2023 third quarter and nine months financial results. To access the call, please dial the applicable number approximately 5-10 minutes in advance.

Date and Time:	Wednesday, August 2
8 a.m. CT (9 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The webcast can be accessed at Investors.SpireEnergy.com under Events & presentations. A replay of the call will be available at 10 a.m. CT (11 a.m. ET) on August 2 until September 6, 2023, by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 4585691.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us one of the largest publicly traded natural gas companies in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related business segments include Spire Marketing and Spire Midstream. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) filing with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of impairments and other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Operating Revenues	$418.5	$448.0	$2,355.9	$1,884.3
Operating Expenses:
Natural gas	169.8	203.3	1,175.5	844.5
Operation and maintenance	125.5	102.3	389.7	331.9
Depreciation and amortization	64.3	60.4	189.0	176.2
Taxes, other than income taxes	46.9	44.1	179.2	153.3
Total Operating Expenses	406.5	410.1	1,933.4	1,505.9
Operating Income	12.0	37.9	422.5	378.4
Interest Expense, Net	46.7	29.3	137.5	85.4
Other Income (Expense), Net	6.3	(12.1)	19.3	(8.1)
(Loss) Income Before Income Taxes	(28.4)	(3.5)	304.3	284.9
Income Tax (Benefit) Expense	(6.8)	(2.1)	55.7	57.0
Net (Loss) Income	(21.6)	(1.4)	248.6	227.9
Provision for preferred dividends	3.7	3.7	11.1	11.1
(Loss) income allocated to participating securities	(0.1)	—	0.4	0.3
Net (Loss) Income Available to Common Shareholders	$(25.2)	$(5.1)	$237.1	$216.5

Weighted Average Number of Shares Outstanding:
Basic	52.5	52.2	52.5	51.9
Diluted	52.5	52.2	52.6	52.0

Basic (Loss) Earnings Per Common Share	$(0.48)	$(0.10)	$4.52	$4.17
Diluted (Loss) Earnings Per Common Share	$(0.48)	$(0.10)	$4.51	$4.16
Dividends Declared Per Common Share	$0.72	$0.685	$2.16	$2.055

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	June 30,	September 30,	June 30,
	2023	2022	2022
ASSETS
Utility Plant	$8,016.7	$7,664.9	$7,549.7
Less: Accumulated depreciation and amortization	2,382.9	2,294.5	2,256.7
Net Utility Plant	5,633.8	5,370.4	5,293.0
Non-utility Property	582.7	491.4	476.9
Other Investments	102.5	87.8	90.5
Total Other Property and Investments	685.2	579.2	567.4
Current Assets:
Cash and cash equivalents	5.3	6.5	16.0
Accounts receivable, net	338.6	622.7	587.2
Inventories	243.1	422.3	300.3
Other	274.2	540.5	357.6
Total Current Assets	861.2	1,592.0	1,261.1
Deferred Charges and Other Assets	2,857.3	2,542.1	2,662.4
Total Assets	$10,037.5	$10,083.7	$9,783.9

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$242.0	$242.0
Common stock and paid-in capital	1,630.9	1,623.8	1,622.5
Retained earnings	1,028.4	905.5	949.2
Accumulated other comprehensive income	31.2	47.2	32.2
Total Shareholders' Equity	2,932.5	2,818.5	2,845.9
Temporary equity	17.7	13.1	15.0
Long-term debt (less current portion)	3,553.3	2,958.5	3,207.9
Total Capitalization	6,503.5	5,790.1	6,068.8
Current Liabilities:
Current portion of long-term debt	406.6	281.2	31.2
Notes payable	557.6	1,037.5	709.2
Accounts payable	196.3	617.4	581.2
Accrued liabilities and other	369.9	417.5	428.3
Total Current Liabilities	1,530.4	2,353.6	1,749.9
Deferred Credits and Other Liabilities:
Deferred income taxes	735.9	675.1	675.8
Pension and postretirement benefit costs	154.7	163.0	199.6
Asset retirement obligations	538.1	520.9	535.4
Regulatory liabilities	428.1	418.2	389.0
Other	146.8	162.8	165.4
Total Deferred Credits and Other Liabilities	2,003.6	1,940.0	1,965.2
Total Capitalization and Liabilities	$10,037.5	$10,083.7	$9,783.9

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Nine Months Ended June 30,
	2023	2022
Operating Activities:
Net Income	$248.6	$227.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	189.0	176.2
Deferred income taxes and investment tax credits	55.7	57.0
Changes in assets and liabilities	(99.4)	(262.6)
Other	10.2	6.1
Net cash provided by operating activities	404.1	204.6

Investing Activities:
Capital expenditures	(483.3)	(402.5)
Payment for business acquisition	(37.0)	—
Other	3.9	4.2
Net cash used in investing activities	(516.4)	(398.3)

Financing Activities:
Issuance of long-term debt	755.0	300.0
Repayment of long-term debt	(31.2)	(55.8)
(Repayment) issuance of short-term debt, net	(479.9)	37.2
Issuance of common stock	4.0	51.9
Dividends paid on common stock	(112.5)	(105.9)
Dividends paid on preferred stock	(11.1)	(11.1)
Other	(7.5)	(3.8)
Net cash provided by financing activities	116.8	212.5

Net Increase in Cash, Cash Equivalents, and Restricted Cash	4.5	18.8
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	20.5	11.3
Cash, Cash Equivalents, and Restricted Cash at End of Period	$25.0	$30.1

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Midstream	Other	Total	Per Diluted Common Share (2)
Three Months Ended June 30, 2023
Net (Loss) Income [GAAP]	$(12.4)	$(4.9)	$3.1	$(7.4)	$(21.6)	$(0.48)
Adjustments, pre-tax:
Fair value and timing adjustments	0.2	3.2	—	—	3.4	0.06
Acquisition activities	—	—	0.5	—	0.5	0.01
Income tax adjustments (1)	(0.1)	(0.8)	—	—	(0.9)	(0.01)
Net Economic (Loss) Earnings [Non-GAAP]	$(12.3)	$(2.5)	$3.6	$(7.4)	$(18.6)	$(0.42)

Three Months Ended June 30, 2022
Net Income (Loss) [GAAP]	$4.2	$(5.1)	$4.3	$(4.8)	$(1.4)	$(0.10)
Adjustments, pre-tax:
Fair value and timing adjustments	—	7.3	—	—	7.3	0.14
Income tax adjustments (1)	—	(1.8)	—	—	(1.8)	(0.03)
Net Economic Earnings (Loss) [Non-GAAP]	$4.2	$0.4	$4.3	$(4.8)	$4.1	$0.01

Nine Months Ended June 30, 2023
Net Income (Loss) [GAAP]	$234.0	$28.9	$11.1	$(25.4)	$248.6	$4.51
Adjustments, pre-tax:
Fair value and timing adjustments	0.7	21.5	—	—	22.2	0.42
Acquisition activities	—	—	0.5	—	0.5	0.01
Income tax adjustments (1)	(0.2)	(5.4)	—	—	(5.6)	(0.11)
Net Economic Earnings (Loss) [Non-GAAP]	$234.5	$45.0	$11.6	$(25.4)	$265.7	$4.83

Nine Months Ended June 30, 2022
Net Income (Loss) [GAAP]	$236.5	$(0.4)	$9.8	$(18.0)	$227.9	$4.16
Adjustments, pre-tax:
Fair value and timing adjustments	—	20.9	—	—	20.9	0.40
Income tax adjustments (1)	4.1	(5.2)	—	—	(1.1)	(0.02)
Net Economic Earnings (Loss) [Non-GAAP]	$240.6	$15.3	$9.8	$(18.0)	$247.7	$4.54

(1) Income tax adjustments include amounts calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items, and for the nine months ended June 30, 2022, include a Spire Missouri regulatory adjustment.

(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Midstream	Other	Eliminations	Consolidated
Three Months Ended June 30, 2023
Operating Income (Loss) [GAAP]	$13.9	$(7.1)	$6.5	$(1.3)	$—	$12.0
Operation and maintenance expenses	111.7	4.2	8.1	5.5	(4.0)	125.5
Depreciation and amortization	61.7	0.3	2.1	0.2	—	64.3
Taxes, other than income taxes	45.9	0.4	0.7	(0.1)	—	46.9
Less: Gross receipts tax expense	(26.0)	—	—	—	—	(26.0)
Contribution Margin [Non-GAAP]	207.2	(2.2)	17.4	4.3	(4.0)	222.7
Natural gas costs	154.6	25.3	—	—	(10.1)	169.8
Gross receipts tax expense	26.0	—	—	—	—	26.0
Operating Revenues	$387.8	$23.1	$17.4	$4.3	$(14.1)	$418.5

Three Months Ended June 30, 2022
Operating Income (Loss) [GAAP]	$36.8	$(6.9)	$7.4	$0.6	$—	$37.9
Operation and maintenance expenses	95.0	3.2	4.8	3.2	(3.9)	102.3
Depreciation and amortization	58.1	0.3	1.8	0.2	—	60.4
Taxes, other than income taxes	43.0	0.4	0.6	0.1	—	44.1
Less: Gross receipts tax expense	(23.2)	(0.1)	—	—	—	(23.3)
Contribution Margin [Non-GAAP]	209.7	(3.1)	14.6	4.1	(3.9)	221.4
Natural gas costs	144.5	67.1	—	—	(8.3)	203.3
Gross receipts tax expense	23.2	0.1	—	—	—	23.3
Operating Revenues	$377.4	$64.1	$14.6	$4.1	$(12.2)	$448.0

Nine Months Ended June 30, 2023
Operating Income (Loss) [GAAP]	$367.1	$36.7	$21.1	$(2.4)	$—	$422.5
Operation and maintenance expenses	350.9	16.2	20.1	14.4	(11.9)	389.7
Depreciation and amortization	181.6	1.0	6.0	0.4	—	189.0
Taxes, other than income taxes	176.2	1.1	1.9	—	—	179.2
Less: Gross receipts tax expense	(116.4)	(0.2)	—	—	—	(116.6)
Contribution Margin [Non-GAAP]	959.4	54.8	49.1	12.4	(11.9)	1,063.8
Natural gas costs	1,099.5	102.8	—	—	(26.8)	1,175.5
Gross receipts tax expense	116.4	0.2	—	—	—	116.6
Operating Revenues	$2,175.3	$157.8	$49.1	$12.4	$(38.7)	$2,355.9

Nine Months Ended June 30, 2022
Operating Income (Loss) [GAAP]	$361.6	$(0.4)	$17.2	$—	$—	$378.4
Operation and maintenance expenses	306.5	9.1	16.4	11.6	(11.7)	331.9
Depreciation and amortization	169.2	1.0	5.6	0.4	—	176.2
Taxes, other than income taxes	150.3	0.8	2.1	0.1	—	153.3
Less: Gross receipts tax expense	(96.8)	(0.3)	—	—	—	(97.1)
Contribution Margin [Non-GAAP]	890.8	10.2	41.3	12.1	(11.7)	942.7
Natural gas costs	710.7	160.9	—	—	(27.1)	844.5
Gross receipts tax expense	96.8	0.3	—	—	—	97.1
Operating Revenues	$1,698.3	$171.4	$41.3	$12.1	$(38.8)	$1,884.3